UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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[Novell Letterhead]

March 29, 2005

Ms. Martha Carter
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850

Dear Ms. Carter:

        In furtherance of our recent discussions, this letter is written to advise you of Novell’s intention to change its compensation practices as follows:

        With respect to Novell’s Named Executive Officers:

           o    At least 50% of future equity compensation will be performance-based;
           o    such awards will not include any time vesting component; and
           o    the performance objectives will be determined in consultation with independent compensation consultants that our Compensation Committee is in the process of engaging.

        I have discussed this matter with the chairman of the board and the chairman of the Compensation Committee. They have stated their agreement with the proposed changes to the compensation practices and believe that the changes should be approved by the committee at the next regularly scheduled meeting of the committee on April 4, 2005.

        Should you have any questions, please feel free to contact me at 781-464-8041.

Sincerely,
/s/ Joseph A. LaSala, Jr. Joseph A. LaSala, Jr. Senior Vice President, General Counsel & Secretary